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                                                                     Exhibit 8.1






                                  July 11, 2002




Quest Diagnostics Incorporated
One Malcolm Avenue
Teterboro, NJ  07608


                         Agreement and Plan of Merger,
          Dated as of April 2, 2002 and Amended as of May 13, 2002 and
           as of June 20, 2002, Among Quest Diagnostics Incorporated,
          Unilab Corporation and Quest Diagnostics Newco Incorporated


Ladies and Gentlemen:

         We have acted as counsel for Quest Diagnostics Incorporated, a Delaware corporation ("Parent"), in connection with the Offer and the Merger between Unilab Corporation, a Delaware corporation ("Company"), and Quest Diagnostics Newco Incorporated, a Delaware corporation (the "Merger Sub"), pursuant to an Agreement and Plan of Merger, dated as of April 2, 2002 and amended as of May 13, 2002, among Parent, Merger Sub and the Company (the "Merger Agreement"). For purposes of our opinion, we have assumed that the conditions to the consummation of the Offer set forth in Annex I of the Merger Agreement (including the Minimum Condition, as defined in Section 2.01(b)(1) of the Merger Agreement) will be satisfied, none of the conditions permitting a Reverse Merger set forth in
Section 3.01(b)(A) and Section 3.01(b)(B) of the Merger Agreement will be satisfied and the Merger will be consummated at the Effective Time as a forward merger of the Company with and into Merger Sub in accordance with the terms of the Merger Agreement and the laws of the State of Delaware. Any capitalized terms used but not defined herein shall have the meaning assigned to them in the Merger Agreement.


         In connection with rendering our opinion, we have examined (i) the Merger Agreement, the registration statement filed with the Securities and Exchange Commission (the "Commission") by Parent on Form S-4 dated May 15, 2002, as amended (the "Registration Statement"), with respect to the common stock of Parent to be issued to certain Company stockholders pursuant to the Offer and the Merger, including the prospectus constituting part of the Registration Statement (the "Prospectus") and (ii) such other documents and corporate

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Quest Diagnostics Incorporated          2                        June 24, 2002


records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Offer and the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time and (iii) the parties have complied with, and, if applicable, will continue to comply with the covenants contained in the Merger Agreement in all material respects. We have further assumed that the statements as to factual matters contained in the Registration Statement and the Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time.


         In addition, we have relied on the representations made by Parent and the Company in their respective letters of representation (the "Representation Letters") delivered to us for purposes of this opinion, and we have assumed that the representations made therein will be true, correct and complete, and will be re-executed by appropriate officers of Parent, as of the Effective Time. We have further assumed that any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification. If any of our assumptions described above are untrue in any material respect for any reason or if the Offer and/or the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement, our opinion expressed below may be adversely affected and may not be relied upon.


         Based upon the foregoing, in reliance thereon and subject thereto, (i) we are of the opinion that the Offer and the Merger will be treated as a single transaction qualifying as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that each of Parent, Merger Sub and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code, and (ii) we confirm that the discussion in the Prospectus under the heading "THE OFFER -- Federal Income Tax Consequences," to the extent it consists of statements of law and legal conclusions, and subject to the limitations and qualifications set forth therein, constitutes our opinion as to the material United States federal income tax consequences of the Offer and the Merger to Company stockholders.

         Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Offer and/or the Merger, or any inaccuracy in the statements, facts, assumptions, representations or covenants upon which we have relied, may adversely affect our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the United States federal income tax matters specifically covered hereby.
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Quest Diagnostics Incorporated          3                      June 24, 2002



         We hereby consent to the use of our name in the Prospectus under the caption "THE OFFER -- Federal Income Tax Consequences," and to the filing of this opinion with the Commission as an exhibit to the Registration Statement; in giving this consent, however we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

                                                  Very truly yours,


                                                  /s/ Shearman & Sterling